Exhibit (14)(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-44238 on Form N-14 of Merrill Lynch Corporate Bond Fund, Inc. of our report dated March 15, 2000 appearing in the Annual Report of The Asset Program, Inc. (formerly the Merrill Lynch Asset Builder Program, Inc.) (includes the Quality Bond Portfolio) for the year ended January 31, 2000, and to the reference to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP Princeton, New Jersey September 28, 2000